Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Christopher Oddleifson Independent Bank Corp. - President & CEO

Rob Cozzone Independent Bank Corp. - CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Mark Fitzgibbon Sandler O'Neill & Partners - Analyst

Laurie Hunsicker Compass Point - Analyst

Collyn Gilbert Keefe, Bruyette & Woods - Analyst

Tom Alonso Macquarie Capital Securities - Analyst

P R E S E N T A T I O N

Operator

Good morning and welcome to the Independent Bank Corp. second-quarter 2015 earnings call.

(Operator Instructions)

Please note, this event is being recorded.

This call may contain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may be different. Factors that may cause actual results to differ include those identified in our annual report on Form 10-K and our earnings press release. Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

I would now like to turn the conference over to Mr. Christopher Oddleifson, President and CEO. Please go ahead, sir.

Christopher Oddleifson - Independent Bank Corp. - President & CEO

Thank you, Chad. Good morning everyone and thank you for joining us today. I'm accompanied by Rob Cozzone, our Chief Financial Officer, who will walk you through our financial results following my comments.

We delivered strong financial performance in the second quarter. Core earnings came in at $17.9 million, or $0.68 per share, well above both prior-quarter and prior-year results. As expected business lines rebounded nicely in the second quarter following harsh winter conditions at the beginning of the year.

The quarter was marked by positive fundamentals in virtually across-the-board fashion including solid commercial loan growth, exceptional core deposit growth, increases in all major fee income categories, continued stellar credit quality and steadily rising capital levels. This all resulted in higher returns with an ROA just over 1% and an ROE approaching 10% on a core basis.

Last quarter we spoke about the heightened competitive environment especially in the lending arena which garnered a lot of attention from our investor audience. Conditions really haven't changed but as our commercial loan growth this quarter indicates we can still get our fair share of good deals and loan pipelines also remain in good shape.

As you know we've built a highly successful commercial lending franchise that truly connects with customers. Our in-depth knowledge of local markets and overall relationship orientation are the real glues here. Over the years we've expanded the breadth and depth of this business in terms of experienced talent, product sophistication, and lending capacity that allows us to retain our customers over their growth cycles.

And as I've said on previous calls, we have the discipline and confidence to decide whether to undertake a loan transaction, or not, based upon our risk return criteria and overall relationship perspective. Bottom line we remain confident of our origination capability and we'll continue to deploy capital intelligently.

Our balance sheet continues to strengthen. Credit quality remains in terrific shape with a minimal level of charge-off and lower non-performing assets in the second quarter. Growing levels of capital continue to comfortably support our long-term growth.

Tangible book value per share has sustained its upward path and now sits at 11% above last year's level and of course remains well-positioned to benefit from the inevitable rise in rates that our industry eagerly awaits, or I should say some of us in our industry eagerly await, including us.

The integration of Peoples Federal Bancshares in the Boston market has gone really well. We have a great track record assimilating acquired banks but many of us feel this one is our best ever.

Customer response has been quite good. We retained the customer facing staff in the branches which has really helped the transition process and Jim Gavin, Peoples' senior lender who joined our ranks and knows this market super well has really hit the ground running, capitalizing on our larger platform and product suite.

We're already seeing synergies with our other expansion moves in greater Boston. All in all, it's a home run acquisition for us.

Our franchise continues to grow in many ways. We're hard at work in adding new customers while expanding existing relationships. This is readily evidenced by the strong increase in core deposits and fee-based income.

Our high priority investment management business is consistently producing double-digit revenue growth as we capitalize on the opportunities presented by recent office expansion, acquired customer bases and strong internal referral sources. Assets under management now have risen to $2.6 billion.

We also continue to invest intelligently in our franchise to sustain long-term growth. This extends to areas such as training, talent recruitment, product development, and technology. We also continue to aggressively promote our brand across all media and of course we have steadily beefed up our compliance and cyber security related programs.

Economically unemployment in the Boston market is hovering around 4%, a very strong number. The state's gross domestic product and merchandise export levels, and leading indicators are more favorable than national levels. And as I said before the state's high-tech, biotech, and educational sectors which help insulate the state during a recession continue to do well.

The larger picture still contains a lot of variables - political, economic, regulatory and so on which we have very little control over and try not to get too distracted by. So we continue to keep our heads down and do what we've been doing successfully for many years: pursue our disciplined path to growth. As we continue to grow our client base and score very high on third-party customer loyalty and employee satisfaction surveys we know we're on the right track.

On a final note we're delighted that Frederick Taw has recently been appointed to our Board of Directors. Fred's knowledge of the Boston area market and the Asian communities within and around Boston will be a terrific addition to the Board.

That's it for me. Now I'll turn it over to Rob.

Rob Cozzone - Independent Bank Corp. - CFO

Thank you, Chris, and good morning. I will now provide more detail on our second-quarter results.

Independent Bank Corp. reported net income of $17.5 million and GAAP diluted earnings per share of $0.67 in the second quarter of 2015. This compared to net income of $9.5 million and GAAP diluted earnings per share of $0.38 in the prior quarter. Both quarters included items that the Company considers to be non-core including a penny of net securities losses in the current quarter primarily arising from the sale of Trust Preferred Securities and $0.25 of M&A expense in the prior quarter.

Excluding those and other minor non-core items operating diluted earnings per share were $0.68 in the second quarter compared to $0.63 in the prior quarter. On an operating basis the return on average assets was 1.03% and return on average equity was 9.65% for the second quarter.

As Chris mentioned, business volumes rebounded nicely from the weather-related slowdown in the first quarter. Loan growth resumed, deposit growth accelerated and all fee income categories experienced an up-tick in activity.

Total loans increased a net 0.8% during the quarter which tends to mask the solid 6% annualized growth in our commercial loan portfolio with the C&I category being the most significant contributor. C&I growth benefited from strong activity within the asset-based lending division.

Small business loans grew nicely as well reflecting our concerted efforts to target this segment. The home equity portfolio also experienced healthy growth as our direct mail offers continue to resonate with existing customers and end market prospects.

Offsetting the growth in those categories was refinancing-related payoffs in the residential book, especially the purchased residential book. Although we plan to continue to sell the majority of our residential mortgage production the rate of decline in the residential portfolio should slow as rates firm up.

All loan pipelines remained healthy at the end of the second quarter and with an improved commercial loan pipeline of approximately $150 million at June 30, moderate organic growth should continue despite the intense competitive environment.

Total deposits increased 5.3% during the quarter and core deposits were up 6.5%. Some of the outsized growth in core can be attributed to the Company's 1031 exchange business but the majority is driven by our more traditional customer base.

As mentioned last quarter, with the launching of the spring advertising campaign accelerated deposit growth was anticipated in the second quarter. Year-to-date core deposits are up 8% organically with zero cost DDA being the primary driver. As a result, the Company's cost of deposits is back down to 20 basis points for the quarter inclusive of the recently acquired higher cost Peoples deposits.

Tangible book value per share increased by $0.40 during the quarter and now stands at $20.22, more than $2 higher than a year ago.

As expected the net interest margin contracted by 7 basis points to 3.43% during the quarter. Recall that in the first quarter our margin was enhanced due to accretion related to early payoffs of acquired loans. However, the second-quarter margin was also impacted by lower core loan yields and higher short-term investment balances.

The positive asset quality trend continued in the second quarter as very low gross charge-offs and strong recoveries again resulted in minimal net charge-offs. Loan loss provisioning of $700,000 was needed mainly to support loan growth. We also experienced a healthy drop in non-performing asset levels this quarter partly due to the sale of non-accruing Trust Preferred Securities.

Non-interest income on an operating basis increased 18% versus the first quarter. Strong growth was experienced across all fee income categories. Deposit account fees and interchange and ATM fees benefited from seasonal increases in activity and effective cross-selling of core checking accounts.

Investment management income benefited from seasonal tax prep fees and continued growth in assets under management. Mortgage banking benefited from the spring buying season and meaningful increases to our complement of experienced residential loan originators and loan level derivative income and other income benefited from a general increase in activity amongst our commercial banking clients. In total on an operating basis fee income represented almost 27% of total revenue for the quarter.

Non-interest expense on an operating basis increased 5.6% for the quarter reflecting a full quarter's impact of the Peoples acquisition, a significant increase in advertising spend , as well as a handful of other increases. Of course those increases were partially offset by lower snow removal costs.

Non-operating components of both non-interest income and non-interest expense in the quarter include gains and losses principally on the sale of Trust Preferred Securities. The decision to sell the majority of our Trust Preferred Securities was influenced by the increases in risk weightings to these instruments resulting from the implementation of Basel III.

I'll now shift to 2015 guidance. During our last conference call we reaffirmed 2015 operating diluted earnings per share guidance of between $2.63 and $2.73 and now with the first half of 2015 behind us we believe we will be at the upper end of that range. In addition, excluding the Peoples' acquisition with flattish year-to-date loan growth due to the impact of competitive factors and mortgage refinancing levels, we now expect second-half loan growth to be 1% to 2%.

Second, with minimal net charge-offs for two consecutive quarters, we expect full-year results from net charge-offs and loan-loss provision to be $1- $2 million and $2 - $3 million respectively. The rest of the full-year guidance which I provided previously remains unchanged.

That concludes my comments. Chris?

Christopher Oddleifson - Independent Bank Corp. - President & CEO

All right, Chad, we're ready for questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Mark Fitzgibbon, Sandler O'Neil.

Mark Fitzgibbon - Sandler O'Neill & Partners - Analyst

Hey guys, good morning. Rob, I wonder if you could share with us your thoughts on the net interest margin trends over the next couple of quarters assuming rates stay in the current range? And I'm curious if you've begun to slowly increase the asset sensitivity of the balance sheet in anticipation of rates moving higher either later this year or early next year?

Rob Cozzone - Independent Bank Corp. - CFO

Well to your second question, we have continuously been emphasizing asset sensitivity for the last several years and that has not changed. We try to swap the majority of our commercial lending transactions and certainly any transactions that are beyond five years for a fixed-rate period. We continue to grow our home equity line book which is tied to prime, so our total loan portfolio that is tied to either LIBOR or prime is now at $2.3 billion.

That was at $2.2 billion last quarter, and then we have a meaningful portion of our loan portfolio that also is tied to a one-year indices. So we continue to emphasize asset sensitivity and as you can see by our results on the liability side we emphasize what historically have been non-rate sensitive deposits. Whether they are in this cycle or not remains to be seen but certainly has been an emphasis for us.

In terms of where we expect the margin to go, my guidance there has not changed from a core perspective which I would exclude fluctuations in our liquid balances at the Fed because that can impact the margin 2 to 3 basis points in any given quarter. We do it expect loan yields to continue to gradually compress and that will bring down our margin to the tune of 2 to 3 basis points or 1 to 2 basis points per quarter.

Mark Fitzgibbon - Sandler O'Neill & Partners - Analyst

Okay great. And then secondly I wonder if you could update us on the Peoples' integration and recognition of the cost saves from that deal?

Christopher Oddleifson - Independent Bank Corp. - President & CEO

The cost saves have been 100% recognized and the technology conversion is completely done. All brand is Rockland Trust. And then on the Peoples side all the folks are in place and trained up and we're beginning to then add some enhanced training on top of the basic training, so it's going really well.

Mark Fitzgibbon - Sandler O'Neill & Partners - Analyst

Okay. And then it looked like advertising costs were pretty high in the second quarter and I think they have been in years past. Are we likely to see that come down a fair bit in 3Q?

Rob Cozzone - Independent Bank Corp. - CFO

It should come down a little bit. But the third quarter is an active season for advertising for us and so we won't see it go back down significantly in the third quarter but it will drop significantly heading into the fourth quarter.

There are some other expense line items, however, that will decline going into the third quarter. And so we should see a fairly meaningfully to the tune of $1 million or thereabouts lower core expense in the third quarter relative to the second quarter.

Mark Fitzgibbon - Sandler O'Neill & Partners - Analyst

Great, and then just lastly on the commercial pipeline I think you said it was $150 million which is down from sort of $175 million last quarter. Is that because the competitive environment has just gotten so tough your pipeline shrunk a little bit?

Rob Cozzone - Independent Bank Corp. - CFO

Well it's due to lots of closings in the quarter. And we had a very strong closing quarter that isn't exactly reflected in our growth numbers for the quarter because of some payoffs both due to competitive refinancing as well as we continue to see customers liquidate properties because of valuations and liquidate businesses again because of valuations.

So we do expect loan growth to continue in the second half of the year as I said in my prepared comments to the tune of 1% to 2% for the rest of the year and feel good about the pipeline. We're certainly seeing lots of activity. I wouldn't read too much into the $25 million decline because it's a point in time activity, continues to be robust but at the same time the competitive environment is very challenging and that phenomenon has not relaxed at all.

Mark Fitzgibbon - Sandler O'Neill & Partners - Analyst

Thank you.

Operator

Laurie Hunsicker, Compass Point.

Laurie Hunsicker - Compass Point - Analyst

Yes, hi, good morning gentlemen. A follow-up on net interest margin. What was the accretion income this quarter?

Rob Cozzone - Independent Bank Corp. - CFO

About $600,000.

Laurie Hunsicker - Compass Point - Analyst

Okay, so basically the same as last quarter?

Rob Cozzone - Independent Bank Corp. - CFO

No, last quarter was actually higher. Prior to that it had been in the $600,000 range for the few quarters prior to that.

Laurie Hunsicker - Compass Point - Analyst

Okay. And how should we think about that for the duration of this year?

Rob Cozzone - Independent Bank Corp. - CFO

We expect it to be stable. Obviously it depends upon the prepayment activity in those acquired portfolios but we have no reason to believe that it will change significantly.

Laurie Hunsicker - Compass Point - Analyst

Okay. Great. And then with respect to your C&I growth, your strong C&I growth, was that all organic or was any of that purchased?

Rob Cozzone - Independent Bank Corp. - CFO

We consider it organic. It occurred within our asset-based lending division and the asset-based lending division does tend to do more participations, so we don't call that a purchased loan. We're participating with a number of other parties in originating a new deal.

Laurie Hunsicker - Compass Point - Analyst

How big is your ABL portfolio now?

JULY 17, 2015 / 2:00PM, INDB - Q2 2015 Independent
Rob Cozzone - Independent Bank Corp. - CFO

Almost $150 million in balances and about $250 million in exposure.

Laurie Hunsicker - Compass Point - Analyst

And it does not come with a deposit, is that correct?

Rob Cozzone - Independent Bank Corp. - CFO

Typically it doesn't come with significant deposits, no.

Laurie Hunsicker - Compass Point - Analyst

Okay. Where would we expect to see that ABL portfolio go?

Rob Cozzone - Independent Bank Corp. - CFO

Well we had very good growth this quarter. We have a very strong team that has some great relationships. We had brought that team originally over from another institution.
It was a lift-out that we were successful doing and they have been meeting our expectations for growth. I would say this quarter we saw some outsized growth and we don't have a specific target for them really outside of our total commercial portfolio growth. But we would expect the rate of growth in that portfolio just because of the newness to be faster and in the double-digit pace range over time.

Laurie Hunsicker - Compass Point - Analyst

And then last question here on commercial, your charge-offs you had in every single category of commercial you had recoveries this quarter, which is great. Can you talk a little bit about that and I mean was this just sort of a one-off shoring up of things or what happened this quarter?

And obviously your credit trends look great, you're conservative but that was unusual. Can you just --

Rob Cozzone - Independent Bank Corp. - CFO

Yes, it was unusual this quarter but it's not atypical of this point in the cycle. We had losses earlier on in the cycle and you have collateral that appreciates. You have the economy improving and that can tend to improve your position relative to when those charge-offs were taken and so we would expect to continue to periodically have recoveries.
This quarter may have been unique because it was a little bit more broad-based but we had very high recoveries last quarter as well. And we expect recoveries to continue to trickle in. A tough thing to forecast, Laurie, as I'm sure you can imagine but it's really not too atypical of being at this stage in the cycle.

Christopher Oddleifson - Independent Bank Corp. - President & CEO

When I joined the bank in 2003 that year and two years after that we saw zero to negative net charge-offs in the commercial division. So harvesting the recoveries from the 1990s.

.

Laurie Hunsicker - Compass Point - Analyst

Okay, great. Thanks.

Operator

(Operator Instructions) Collyn Gilbert KBW.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Thanks, good morning, gentlemen. I just want to clarify first the comments that you guys made on credit, I think you said the back half of the year it was going to be kind of a $1 - $2 million range I'm guessing on net charge-offs and then maybe $2 - $3 million on provision.

Rob Cozzone - Independent Bank Corp. - CFO

That's right.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Okay, was that for the full six months or was that on a quarterly basis?

Rob Cozzone - Independent Bank Corp. - CFO

No, that was actually full-year guidance. So my loan growth guidance was second-half guidance which is 1% to 2% but my net charge-offs and provision guidance was full-year guidance. So we're $300,000 in net charge-offs year to date.

We expect to be $1 million to $2 million for the full year. Provision is $200,000 year to date, $700,000 in the most recent quarter and we expect to be $2 million to $3 million for the full year.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Okay. So that's a huge drop I think from what you guys were thinking maybe after the fourth quarter.

Christopher Oddleifson - Independent Bank Corp. - President & CEO

That's very true.

Rob Cozzone - Independent Bank Corp. - CFO

Very true.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Okay. So it's a reflection of the environment, it's just much better than what you had thought it would be I guess.
JULY 17, 2015 / 2:00PM, INDB - Q2 2015 Independent

Rob Cozzone - Independent Bank Corp. - CFO

Both from a credit perspective but also loan growth is less than we thought too. We don't need to provide for the loan growth.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Okay, all right. I just wanted to confirm that.

And one thing obviously, Rob you've talked about still seeing some NIM compression but yet the commercial loan yield was up this quarter and seems to be holding in well there. What's the dynamic that's going on there and is that sustainable? Are we finally seeing an inflection within that portfolio?

Rob Cozzone - Independent Bank Corp. - CFO

Yes, I would expect to continue over a several-quarter period to decline. We have been able to maintain our new volume yields but the stuff that's paying off tends to be stuff that was originated in a higher rate cycle and so the stuff that's paying off as a higher yield than still what's coming on even though we've been pretty good at maintaining the yield on new volume.

Also, the number of days in a quarter has an impact on the annualized yields because of all the accrual works on some of those portfolios that had 30/ 360 versus actual/ 360.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Okay. And then also too can you talk just a little bit about what your outlook is for construction? I know that had been a source of strength earlier in the year and just sort of where you see that portfolio going.

Rob Cozzone - Independent Bank Corp. - CFO

Yes, we would expect growth to resume in the construction book. What happens with the construction book is some of that eventually converts to permanent and so moves from construction into CRE and some of that took place this quarter. But we would expect growth in the construction book to resume.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Okay. And then just on the interchange fees, nice growth there. And we're seeing that across the board which could just be a reflection of just a rebound after what was such a dismal first quarter but how are you thinking about consumer transaction activity throughout the remainder of the year?

Rob Cozzone - Independent Bank Corp. - CFO

Well, these two quarters tend to see you get good activity from summer vacationers, so we expect a good start to the third quarter as well. It tends to tail off at the end of the third quarter and then you get the Christmas buying season, you see a lot of activity then as well.

So we would expect it to at least be maintained relative to the second quarter and we're also having a lot of success, more success than we've ever had in getting debit cards in the hands of customers. Our cross-sell campaigns and some of the branch incentives we have in place have been very successful.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Okay, that's helpful. Then just one final question on the competitive environment. Is it a pricing issue that's keeping you guys more constrained on the growth or is it a structure issue or is it both?
And I guess that Beige Book came out this week and just there was a comment about Boston, certain competitors or certain banks in the Boston area really offering ultra, ultralow rates. So I just didn't know if it was a pricing issue that you're seeing or structure or if it's everything?

Christopher Oddleifson - Independent Bank Corp. - President & CEO

I would sort of say that I hear more about pricing on a daily basis but I do also here structure. So my balanced takeaway is price. So I think with prices a little bit more firmed up you'd see a lot more volume from us; in other words, we're satisfied with our credit terms, is that fair to say, Rob?

Rob Cozzone - Independent Bank Corp. - CFO

Yes, it's definitely both but more heavily weighted towards the pricing.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Okay. That was all I had. Thanks, guys.

Operator

(Operator Instructions) Tom Alonso, Macquarie.

Tom Alonso - Macquarie Capital Securities - Analyst

Good morning, gentlemen. Just a quick you guys called out the 1031 exchange as driving some of the deposit growth this quarter.

Could you size that for us? Is the best way to look at it sort of the increase in your interest-earning deposits with other banks, is that probably the way to think about what came in for 1031 and could potentially flow back out?

Rob Cozzone - Independent Bank Corp. - CFO

It's actually much lower than that, its closer to $100 million. So we had very strong growth in other, more core categories and more longer-term stable deposit categories as well. It was a very good quarter for deposit growth.

Tom Alonso - Macquarie Capital Securities - Analyst

Okay, great. So about $100 million is the number for that.

Perfect. Okay, thanks guys.

Operator

This concludes our question-and-answer session. I would like to turn the call back over to Christopher Oddleifson for any closing remarks.

Christopher Oddleifson - Independent Bank Corp. - President & CEO

Thanks, Chad, and thank you everybody for joining us and we look forward to giving you an update in three months. Have a good rest of the summer. Bye.

Rob Cozzone - Independent Bank Corp. - CFO

Thank you.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.